Exhibit 23.1

Jimmy C.H. Cheung & Co Certified Public Accountants Member of Kreston International	Registered with the Public Company Accounting Oversight Board
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TO THE BOARD OF DIRECTORS OF
CHINACAST EDUCATION CORPORATION
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Number 333-144458) of Chinacast Education Corporation of our report dated March 25, 2008, relating to the consolidated financial statements of Hai Lai Education Technology Limited as of and for the years ended December 31, 2007 and 2006.
/s/ JIMMY C.H. CHEUNG & CO
JIMMY C.H. CHEUNG & CO
Certified Public Accountants
Hong Kong
Date: May 30, 2008

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong Tel: (852) 25295500 Fax: (852) 28651067 Email: jimmycheung@jimmycheungco.com Website: http://www.jimmycheungco.com	Kreston International A global association of independent accountants and business advisors